Exhibit 2.1

ASSET PURCHASE AND SALE AGREEMENT

         This Asset Purchase and Sale Agreement (“Agreement”) is entered into this 18th day of November, 2009 (“Effective Date”), by and among Green Irons Holdings Corp., a Nevada corporation (“Green Irons”), and Alamo Oil Limited, an United Kingdom corporation (“Alamo”). Green Irons is referred to herein as “Buyer” and Alamo is referred to herein as “Seller.” Buyer and Seller are called herein collectively the “Parties.”

RECITALS

A.              Seller is the owner of certain interests in certain oil and gas leases and well bores, which are set forth as attached hereto as Exhibit A.

B.              Seller desires to sell and assign its interests in and obligations concerning those oil and gas leases for the benefit of Buyer, for the consideration and on the terms and subject to the conditions specified in this Agreement.

C.              Buyer desires to purchase those certain interests in and assume those obligations concerning those oil and gas leases, on the terms and subject to the conditions specified in this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

ARTICLE 1
DEFINITIONS

         Capitalized terms used in this Agreement have the meanings given such terms in this Article 1 or elsewhere in this Agreement.

         “Affiliate” means (i) with respect to the Seller, any corporation, limited liability company, association, partnership or person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or under common control with, the Seller, and (ii) any Seller's officers, directors and shareholders.

         “Assets” has the meaning set forth in Article 2.01 hereof.

         “Buyer” has the meaning set forth in the preface to this Agreement.

         “Buyer Indemnified Party” has the meaning provided in Article 7.03.

         “Closing” has the meaning set forth in Article 3.02 hereof.

         “Closing Date” has the meaning set forth in Article 3.02 hereof.

         “Code” means the Internal Revenue Code of 1986, as amended.

         “Commission” means the Securities and Exchange Commission (or any successor body thereto).

         “Conveyance Documents” means the Conveyance in the form attached hereto as Exhibit B, together with those other forms of assignments, bills of sale, deeds and other instruments the Parties agree are necessary or appropriate to convey interest in the Assets or from Seller to Buyer as contemplated by the Agreement.

         “Environmental Audit” means an assessment of Seller’s compliance with Environmental Laws relative to the Assets consisting of examination of Seller’s files and public documents, interviews of personnel of Seller and of other appropriate persons and visual inspection of the Assets.

         “Examination Period” has the meaning set forth in Article 6.02.

         “Governmental Approvals” has the meaning set forth in Article 13.

         “Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, helium, sulphur, S02, C02, natural gas liquids and other gaseous and liquid hydrocarbons or any combination thereof.

         “Indemnifying Party” has the meaning set forth in Article 7.04(a) hereof.

         “Lands” means the lands covered by the Mineral Interests.

         “Leases” means the oil and gas leases or oil, gas, and mineral leases shown in Exhibit A hereto or that cover any portion of the area described in such Exhibit.

         “Loss” or “Losses” means all damages, payments, penalties, fines, assessments, costs, amounts paid in settlement, obligations, taxes, losses (including reductions in the value of Assets), liabilities, expenses and fees incurred, including court costs and attorneys' fees and expenses and costs of investigating, preparing or defending any action or proceeding, provided, however, that Buyer shall be deemed to have incurred a Loss or Losses only if, and only to the extent that, the cumulative aggregate of all such Loss or Losses attributable to or arising in connection with the portion of the Assets acquired from Alamo exceeds $50,000 or the cumulative aggregate of all such Loss or Losses attributable to or arising in connection with the portion of the Assets acquired from Green Irons exceeds $250,000.

         “Mineral Interests” means the interests of Seller in the Leases described in Exhibit A and any mineral interest owned by Seller in and to the lands described in Exhibit A.

         “Parties” has the meaning set forth in the preface above.

         “Permitted Encumbrances” means, with respect to the Assets, the following:

         (i)      liens for taxes not yet due or, if due, being challenged in good faith by appropriate proceedings;

         (ii)     materialmen's, mechanics' and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that will be paid or discharged in the ordinary course of business or, if delinquent, that are being contested in good faith in the ordinary course of business;

         (iii)     easements, rights-of-way, servitudes, permits, surface leases, and other rights granted to or reserved for third parties in respect of surface operations that do not materially interfere with the operation of the portion of the Assets burdened thereby;

         (iv)     rights reserved to or vested in any governmental authority to control or regulate any of Well Bores or Units and all applicable laws, rules, regulations and orders of such authorities.

         (v)      liens arising under operating agreements, unitization and pooling agreements, orders and statutes and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business as set forth in Exhibit A attached hereto and made a part hereof for all purposes;

         (vi)     the terms and conditions of all contracts and agreements relating to the Leases including, without limitation, exploration agreements, gas sales contracts, processing agreements, farmins, farmouts, operating agreements, and right-of-way agreements, to the extent such terms and conditions are normal and customary in the oil and gas industry in the area in which the affected Assets are located;

         (vii)    royalties, overriding royalties, net profits interests, production payments, reversionary interests, and similar interests that do not decrease Seller's interest, except as specified in Exhibit A attached hereto;

         (viii)   conventional rights of reassignment requiring notice to the holders of the rights prior to surrendering or releasing a leasehold interest; and

         (ix)     the absence of Governmental Approvals other than Governmental Approvals that were applicable to a previous transaction involving the transfer of all or any portion of the Assets but were not complied with at the time of the consummation of such transaction.

         “Purchase Price” has the meaning given set forth in Article 3.01.

         “Records” means all originals, copies, computer tapes and discs, files, records, information or data relating to the Assets in the possession of Seller, or in the possession of any agent for the Seller, including, without limitation, title records (including abstracts of title, title opinions, certificates of title and title curative documents), accounting records and files, contracts, correspondence, production records, electric logs, core data, pressure data, decline curves, graphical production curves, geologic and geophysical information, drilling reports, well completion reports, drill stem test charts and reports, engineering reports, regulatory reports, and all related materials, insofar as the foregoing items constitute materials that may be lawfully conveyed to Buyer (i.e. the materials are not subject to a proprietary agreement precluding their transfer to Buyer).

         “Seller” has the meaning set forth in the preface to this Agreement.

         “Seller Indemnified Party” has the meaning given to it in Article 7.02.

         “Survival Period” has the meaning set forth in Article 7.01 hereof.

         “Taxes” has the meaning set forth in Article 9.

         “Third Party Claim” has the meaning set forth in Article 7.04(a) hereof.

         “Transfer Requirements” means all consents, approvals, authorizations or permits of, or filings with or notifications to, any third party which must be obtained, made or complied with for or in connection with the transactions contemplated by this Agreement in order (a) for such transactions to be effective, (b) to prevent any termination, cancellation, default, acceleration or change in terms (or any right arising therefrom) under any terms, conditions or provisions of any Asset (or of any agreement, instrument or obligation relating to or burdening any Asset or any interest therein or portion thereof) as a result of such transactions, or (c) to prevent the creation or imposition of any lien, charge, penalty, restriction, security interest or encumbrance on or with respect to any Asset or any interest therein or portion thereof (or any right arising therefrom) as a result of such transactions.

         “Units” means all unitization, communitization, pooling agreements, working interest units created by operating agreements, and orders covering the lands subject to the Leases, or any portion thereof, and the units and pooled or communitized areas created thereby.

         “Wells” means wells for the production of Hydrocarbons.

ARTICLE 2
SALE AND PURCHASE

         2.01  Assets. Subject to the terms and conditions of this Agreement and in consideration of Buyer’s payment to Seller of the Purchase Price as provided in this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell and convey to Buyer, the following Assets:

         (a)      all of the oil, gas and mineral interests in the leases and well bores described on Exhibit A as specified in the Conveyance Documents in Exhibit B (the “Leasehold Interests”);

         (b)      All of Seller’s right, title, and interest in and to all of the immovable, movable and mixed property of Seller, or in which Seller owns an interest, that is attributable or allocable to the Assets and used or held for use in connection with the exploration, development, operation or maintenance of any of the Leasehold Interests or the production, treatment, measurement, storage, gathering, transportation or marketing of oil, gas or other hydrocarbons attributable to the Leasehold Interests (or the interests of others therein)

         (c)      All of Seller’s right, title, and interest in and to all original files, records, data, information and documentation of Seller (or if originals are not available, copies of such items) pertaining to or evidencing Seller’s use, ownership or operation of any of the assets, or the maintenance or operation thereof, or to any units in which any of the Leasehold Interests may be included or to the producing, treating, measuring, processing, storing, gathering, transporting or marketing of oil and gas attributable to the Leasehold Interests or such units and water, brine or other minerals and products produced in association therewith, including, without limitation, lease files, land files, well files, production sales agreement files, division order files, title opinions and abstracts, legal records (excluding any records or information the disclosure of which would result in the waiver of an attorney-client privilege), tax records, financial and accounting records, governmental, tribal and regulatory filings and permits, environmental records, and, except to the extent the transfer thereof may not be made without violating applicable contractual restrictions, geological and geophysical data, seismic records, production reports, maps, and computer software (collectively, the “Records” ); and

         (d)      All rights of Seller in and to those instruments and agreements listed on Exhibits A and B hereto, the other instruments and agreements under which Seller’s interests in the Leasehold Interests arise, and all other agreements and contractual rights, easements, rights-of-way, servitudes, and other rights, privileges, and benefits to the extent relating to any asset described in clauses (a) through (d) above, including, without limitation, all rights of Seller in, to and under or derived from all production sales contracts, operating agreements, pooling, unitization or communitization agreements, purchase, exchange or processing agreements, production handling agreements, surface leases, easements or rights-of-way, farmout or farmin agreements, dry hole or bottom hole contribution agreements, seismic agreements, permits, licenses, options, orders and all other contracts, agreements and instruments relating to the exploration for, or the development, production, storage, gathering, treatment, transportation, processing, or sale or disposal of oil, gas, other hydrocarbons, other minerals, water, brine or other substances from any Leasehold Interest or any units of which they are a part (collectively, the “Rights” )

The Leasehold Interests, the Related Property, the Records, and the Rights are herein collectively called the “Assets.”

ARTICLE 3
PURCHASE PRICE; CLOSING

         3.01  Purchase Price. In consideration for the sale and conveyance to Buyer of the Assets, subject to the terms and conditions hereof, the Buyer agrees to tender and deliver to the Seller in the manner hereinafter provided, Three Hundred Fifty Thousand (350,000) shares of Buyer’s common stock as consideration (the “Purchase Price”).

         3.02  The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of M2 Law Professional Corporation located at 500 Newport Center Drive, Suite 800, Newport Beach, CA 92660, simultaneously with the execution of this Agreement on the Effective Date, or at such other place, date and time as the Buyer and the Seller may mutually determine (the “Closing Date”).

         3.03  Closing Obligations.  At the Closing, the following events shall occur:

         (a)      Seller and Buyer shall execute, acknowledge and deliver to each other the Conveyance Documents. In the Conveyance Documents, Seller shall bind itself and its respective successors and assigns to warrant title to the Assets unto Buyer, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through and under Seller, but not otherwise, and with full substitution and subrogation of Buyer in and to all warranties of title heretofore made by Seller’s predecessors in title in respect of the Assets. Further, in the Conveyance Documents, any movable or tangible property situated on and comprising a portion of the Assets shall be sold on an “AS IS, WHERE IS” basis without any warranty, either express or implied, as to title, value, quality, condition or fitness for any purpose and with all defects;

         (b)      Buyer shall make the payment of the Purchase Price as described in Article 3.01;

         (c)      Seller shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement; and

         (d)      Buyer shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

         4.01 Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Article 4.01 are true and correct as of the Closing Date:

         (a)      Seller is a corporation which is duly organized, validly existing and in good standing under the laws of the United Kingdom, and is qualified to do business and in good standing under the laws of any jurisdiction where the Seller conducts operations.

         (b)      Seller has all requisite power and authority to carry on their respective businesses as presently conducted, to enter into this Agreement, to perform their obligations pursuant to this Agreement.

         (c)      The execution and delivery of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by the Seller at Closing, and the consummation of the transactions contemplated hereby and thereby as of the Closing Date shall have been duly authorized by all necessary corporate action on the part of the Seller. No further authorization is required by any law, statute, regulation, court order or judgment applicable to the Seller. This Agreement constitutes the legal, valid and binding obligations the Seller enforceable in accordance with their respective terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). After Closing, the Seller will have the ability to continue in its same business without a fundamental change in the nature or scope of its business.

         (d)      The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) violate, or be in conflict with, any provisions of the Seller’s charter documents, (ii) constitute a breach of, or any event of default under, any contract or agreement to which the Seller is a party or by which it or its assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will materially adversely affect any of the Assets, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller, or (iv) result in any material liability to Buyer under the terms of any contracts or agreements.

         (e)      No suit, action or other proceeding is pending before any court or any governmental agency as of the date of this Agreement to which the Seller is a party or which involves the Assets and which might result in a material impairment or loss of the Seller’s title to the Assets or that might materially hinder or impede the operation of the Assets or the ability of the Seller to perform its obligations under this Agreement. Seller will promptly give the Buyer notice of any such proceeding arising prior to or after the Closing with respect to which it has notice. The Seller has received no notice of any pending or threatened action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, governmental agency, public board or body against or affecting the Seller or the Assets that questions the powers and authority of the Seller to enter into or perform its obligations under this Agreement or to carry out the transactions on its part described in this Agreement to own and dispose of the Assets.

         (f)      Prior to the Closing Date, all royalties, rentals and other payments due with respect to the Mineral Interests have been properly and timely paid as prescribed by the Leases governing them. All conditions necessary to keep the Leases in force have been fully performed no notices have been received by Seller of any claim to the contrary and all of the Leases are in full force and effect.

         (g)      Prior to the Closing Date, (i) Seller is not obligated by virtue of any prepayment arrangement under any contract for the sale of Hydrocarbons and containing a "take or pay" or similar provision to deliver Hydrocarbons produced from the Assets at some future time without then or thereafter receiving full payment therefor, and (ii) Seller is under no obligation to reduce its share of production under any balancing agreement or similar contract.

         (h)      All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of Hydrocarbons on the Assets have been properly paid and all such taxes and assessments which become due and payable prior to the Closing Date shall have been properly paid by Seller.

         (i)      All laws, regulations and orders of all governmental agencies having jurisdiction over the Assets or operations conducted thereon have, to Seller's knowledge, been and shall continue to be complied with in all material respects until the Closing Date. Seller has obtained all material necessary permits from governmental agencies having jurisdiction in connection with all operations currently conducted with respect to the Assets, including, without limitation, the injection and disposal of salt water, or operations currently conducted thereon and have timely, properly and accurately made and will continue to timely, properly and accurately make all filings required by all governmental agencies with respect to the Assets or operations currently conducted thereon and through the Closing Date.

         (j)      Seller has not incurred liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

         (k)     With respect to the Basic Documents (defined below), in all material respects (i) the Basic Documents all are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms; (ii) Seller is not in breach or default with respect to any of its material obligations pursuant to any such Basic Document or any regulations incorporated therein or governing same; (iii) all material payments (including, without limitation, royalties, delay rentals, shut-in royalties, or payments, fees for salt water disposal or injection, and joint interest or other billings under unit or operating agreements) due from Seller thereunder have been made by Seller; (iv) to Seller's knowledge no other party to any Basic Document (or any successor in interest thereto) is in breach or default with respect to any of their material obligations thereunder; (v) neither the Seller nor, to Seller's knowledge, any other party to any Basic Document has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial determination of any Basic Document or any provision thereof; and (vi) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in a breach of, constitute a default under, or result in a violation of the material provisions of any Basic Document and none of the Basic Documents will require, after the Effective Date, that any advance payments be made to any party other than those required under operating agreements.  As used herein the term “Basic Documents” shall mean the Leases, partnership, joint venture, limited partnership, farmout, dry hole, bottom hole, operating agreements, acreage contribution, purchase and acquisition agreements, area of mutual interest agreements and salt water disposal and/or injection agreements, servicing contracts, casement and/or right-of-way agreements, surface leases, surface use agreements, unitization or pooling agreements and all other material executory contracts and agreements relating to the Assets, including, without limitation, those contracts and agreements described in Article 4.01(m) hereto.

         (l)      Seller has good and valid title to the Assets; Exhibit A contains a list of all Mineral Interests and other mineral estates and interests within the interest in the Leases owned by Seller and is true and correct, except as otherwise noted therein.

         (m)     The Mineral Interests entitle Seller to receive not less than the undivided interest set forth in Exhibit A of all indicated hydrocarbons produced, saved and marketed from or attributable to the Leases.

         (n)      No portion of the Mineral Interests (1) has been contributed to and is currently held by a tax partnership; (2) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any state or federal tax statute, rule or regulation to be or have created a tax partnership; or (3) otherwise constitutes "partnership property" (as that term is used in Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership. For the purpose of this Article 4.01(n) a "tax partnership" is an entity deemed to be a partnership within the meaning of Section 761 of the Internal Revenue Code or any similar state or federal statute, rule or regulation, by reason of elections made not to be excluded from the application of such partnership provisions.

         (o)      The Seller represents that it has been furnished with such information as Seller may have requested from the Buyer concerning the Buyer.

         (p)      Seller has provided Buyer with complete and accurate information relating to the Leases and Assets, including without limitation, all applicable agreements relating, appertaining or incidental to the Leases, production history and characteristics. Seller has also provided Buyer with copies of all land files heretofore maintained and belonging to Seller.

         (q)      Prior to Closing, Seller shall have made available to Buyer for examination all title and other information relating to the Assets insofar as the same are in Seller's possession and after Closing will cooperate with Buyer in Buyer's efforts to obtain such additional information relating to the Assets as Buyer may reasonably require, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party. After Closing, Seller shall cooperate with Buyer in Buyer's efforts to obtain, at Buyers' expense, such additional title information as Buyer may reasonably deem prudent.

         (r)      Seller has caused the Assets to be maintained in a good and workmanlike manner consistent with good oilfield practices, has maintained insurance now in force with respect to the Assets, has paid or caused to be paid all costs and expenses in connection therewith, has kept the Leases in full force and effect and has performed and, to the best knowledge of Seller, complied with all the covenants and conditions contained in the Leases and all agreements relating to the Assets.

         (s)      During the period between the Effective Date and the Closing, Seller has not entered into any agreements or commitments with respect to the Assets, has not modified or terminated any of the agreements relating to the Assets, including, without limitation, the Basic Documents, has not encumbered, sold or otherwise disposed of any of the Assets other than any personal property which may have been replaced by equivalent property or consumed in the operation of the Assets, and has not voluntarily compromised any amounts payable to the Seller due to casualty loss or any pending or threatened taking related to the Assets.

         (t)      Seller has exercised reasonable efforts in safeguarding and maintaining all engineering, geological and geophysical data, reports and maps, contract rights and like information relating to the Assets.

         (u)      In the event that as of the Closing Date the Assets are subject to outstanding Governmental Approvals, Seller agrees to indemnify the Buyer Indemnified Party against any Loss or Losses arising by reason of the failure to obtain such Governmental Approvals. Seller represents that it will exercise reasonable efforts to obtain such Governmental Approvals. The indemnity herein provided shall survive the Closing until the required Governmental Approvals have been obtained.

         (v)      Seller has permitted Buyers' authorized representatives to consult with Seller's and/or any third-party contract operator's agents and employees during reasonable business hours and to conduct on-site inspections, reasonable tests and inventories with respect to the Assets and inspect and examine any and all production and related data, well logs and geological and geophysical data relating to the Assets.

         (w)     Prior to the Closing Date, Seller has used reasonable efforts to maintain its relationships with all suppliers, customers and others having business relationships with Seller with respect to the Assets so that such relationships will be preserved for Buyer on and after the Closing Date.

         (x)     There are no underground storage tanks located on any of Lands.

         4.02 Representations and Warranties of Buyer. Green Irons represents and warrants to Seller that the statements contained in this Article 4.02 are true and correct as of the Closing Date:

         (a)      Green Irons is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is qualified to do business and in good standing under the laws of any jurisdiction where Green Irons conducts operations.

         (b)      Buyer has all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted, to enter into this Agreement to which it is a party, and to perform its obligations under this Agreement.

         (c)      The execution and delivery of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Buyer at Closing, and the consummation of the transactions contemplated hereby as of the Closing Date shall have been duly authorized by all necessary corporate action on the part of Buyer and no further authorization is required by any law, statute, regulation, court order or judgment applicable to Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (d)      The execution and delivery of the Agreement and the consummation of the transactions contemplated hereby will not (i) violate, or be in conflict with any provisions of Buyer's certificate of incorporation, bylaws or governing documents, (ii) constitute a material breach of, or any event of default under, any contract or agreement to which Buyer is a party or by which it or its assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will materially adversely affect the ability of Buyer to perform its obligations hereunder, or (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer.

         (e)      No suit, action or other proceeding is pending before any court or governmental agency as of the date of this Agreement to which Buyer is a party and which might materially hinder or impede the ability of Buyer to perform its obligations hereunder. Green Irons shall promptly notify Seller of any such proceeding arising prior to the Closing with respect to which it receives actual notice.

         (f)      Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

ARTICLE 5
ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

         5.01 Definitions. As used in this Article 5.01:

          (a)      “Contaminated Site List” means any list, registry, or other compilation established by any Governmental Entity of sites that require or potentially require investigation, removal actions, remedial actions, or any other response under any Environmental Laws or treaty covering environmental matters, as the result of the Release or threatened Release of any Hazardous Materials.

          (b)      “Environmental Laws” means all laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (A) the control of any potential pollutant or protection of the air, water or land, (B) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (C) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, the terms and conditions of any license, permit, approval, or other authorization by any Governmental Entity, and judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. The term “Environmental Laws” shall include, but not be limited to, the Clean Air Act, 42 U.S.C.ss.7401 et seq., the Clean Water Act, 33 U.S.C.ss.1251 et seq., the Resource Conservation Recovery Act (“RCRA”), 42 U.S.C.ss.6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C.ss.11011 et seq., the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq., the Water Pollution Control Act, 33 U.S.C.ss.1251, et seq., the Safe Drinking Water Act, 42 U.S.C.ss.300f et seq., the Comprehensive Environment Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C.ss.9601 et seq., the Oil Pollution Act of 1990, 33 U.S.C.A.ss.2701 et seq., and any applicable statutes promulgated by the State of Utah or any counties, cities, townships or other jurisdictions located therein.

          (c)      “Environmental Liabilities” shall mean any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, cleanup, investigative, and/or monitoring costs and any other related costs and expenses), damages, settlements, expenses, charges, assessments, liens, penalties, fines, prejudgment and postjudgment interest, attorney fees and other legal fees (A) pursuant to any agreement, order, notice, or responsibility, (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements), or (B) pursuant to any claim by a Governmental Entity or other person for personal injury, property damage, damage to natural resources, remediation, or similar costs or expenses incurred by such Governmental Entity or person pursuant to common law, statute, rule or regulation.

          (d)      “Environmental Remediation Costs” means all costs and expenses of actions or activities to (A) cleanup or remove Hazardous Materials from the environment, (B) to prevent or minimize the further movement, leaching or migration of Hazardous Materials in the environment, (C) prevent, minimize or mitigate the Release or threatened Release of Hazardous Materials into the environment, or injury or damage from such Release, and (D) comply with the requirements of any Environmental Laws. Environmental Remediation Costs include, without limitation, costs and expenses payable in connection with the foregoing for legal, engineering or other consultant services, for investigation, testing, sampling, and monitoring, for boring, excavation, and construction, for removal, modification or replacement of equipment or facilities, for labor and material, and for proper storage, treatment, and disposal of Hazardous Materials.

          (e)      “Governmental Entity” means any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities.

          (f)      “Hazardous Materials” means any toxic or hazardous materials or substances, or solid wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials, radioactive, materials, petroleum and petroleum products, and any other chemical, pollutant, contaminants substance or waste that is regulated by any Governmental Entity under any Environmental Law.

          (g)      “Material” or “Material Adverse Effect” for purposes of this Article 5.01 means any matter, response, action, remediation, or other item calling for the payment or expenditure by any Seller or Buyer after the Closing of funds in excess of $50,000 per occurrence, or $250,000 in the aggregate.

          (h)      “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Materials.

         5.02 Representations and Warranties. With respect to the Assets, the Seller represents and warrants to Buyer that, to the best of its knowledge:

         (a)      With respect to permits and licenses relating to the Assets, (A) all Material licenses, permits, consents, or other approvals required under Environmental Laws that are necessary to the current operations on the Assets have been obtained and are in full force and effect, and Seller is unaware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals, (B) no declaration, environmental impact statement, or other filing or notice to any Governmental Entity is required under Environmental Laws as a condition or in connection with the transactions contemplated by this Agreement, and (C) no Environmental Laws impose any obligation upon any Seller, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Entity of the transfer of any permit, license, consent, or other Approval which materially is necessary to the operations of the Assets.

         (b)      No Governmental Entity has given notice to the Seller of any claim or investigation under or violation of any Environmental Law with respect to the Assets or of any intent to encumber or place a lien under any Environmental Laws upon the Assets. No Material notice or Material restriction has been, or is required to be placed in any deed or other public real property record pursuant to any Environmental Laws with respect to the Assets.

         (c)      Except as would not have a Material Adverse Effect and with respect to the Assets or any of the Lands, (A) no oral or written notification of any Release of any Hazardous Materials has been given to any Governmental Entity by or on behalf of Seller, (B) none of the Assets is on (nor has any Seller received any notice from any Governmental Entity that any of the Assets is being considered or proposed for listing on) any Contaminated Site List, (C) none of the Assets is the subject of any judgment, decree or order of any Governmental Entity requiring any investigation, removal, remediation or similar action, or other response under any Environmental Laws, (D) the Seller has not received any notice from any Governmental Entity that it is liable or responsible, or potentially liable or responsible, in any material respect for any removal, remedial, or other similar type action under any Environmental Laws as the result of the Release or threatened Release of Hazardous Materials with respect to the Assets and (E) there is no claim, complaint, investigation, litigation, or administrative proceeding threatened before any Governmental Entity (and to the best of its information and belief, Seller knows of no threatened claim, complaint, investigation, litigation, or administrative proceeding) in which it is asserted by any Governmental Entity or any other person that Seller (x) has violated or is not in compliance with any Environmental Laws with respect to the Assets, (y) is liable for or should be ordered or compelled to undertake any removal, remediation, or other response action as the result  of the Release or threatened Release of any Hazardous Materials with respect to the Assets or (z) is liable for damages (including without limitation, damages to natural resources), fines, penalties, or other relief as the result of the violation or noncompliance of any Environmental Laws or as the result of the Release or threatened Release of any Hazardous Materials with respect to the Assets.

         (d)      Except where the failure to have such permits and authorizations would not have a Material Adverse Effect, all Hazardous Materials, garbage, refuse, and similar waste materials with respect to the Assets have been transported by Seller only to sites which have proper permits or other authorization from Governmental Entities for the disposal of such materials. To the best knowledge of Seller, no such site to which Hazardous Materials, garbage, refuse, or similar waste materials have been transported for disposal Seller are on any Contaminated Site List.

         (e)      Except as would not have a Material Adverse Effect, all operations of Seller with respect to the Assets are in compliance with all Environmental Laws.

         (f)      Except as would not have a Material Adverse Effect, no facts or circumstances exist which could reasonably be expected to result in any Environmental Liabilities to Seller or the Buyer following the Closing with respect to the Assets.

         (g)      Seller does not now own, lease or otherwise operate any disposal sites on the Assets.

ARTICLE 6
ENVIRONMENTAL COVENANT

         6.01  Availability of Data to Buyer; Environmental Audit. Prior to the date hereof, Seller has made available to Buyer information which is in the possession or control of Seller or to which Seller has access (other than publicly available information to which Buyer has equal access) and which relates to the environmental condition of the Assets, which information includes, without limitation, information regarding crude oil and produced water that may have been spilled or disposed of on-site and the locations thereof; onsite pits and pit closures; on-site burial; land farming; land spreading; underground injection; and on-site solid waste disposal sites. Seller has further delivered to Buyer true and correct copies of its Environmental Reports. No material environmental events have occurred since the dates of these reports.

         6.02  Environmental Assessment. Buyer shall have the right to make an environmental assessment of the Assets during the period beginning on the date of execution of this Agreement and ending ninety (90) days after the Closing Date ("Examination Period"). If during the Examination Period, Buyer determines that operations of Seller or its affiliates with respect to the Assets are not in compliance with all Environmental Laws, without regard to whether Seller has been previously notified of such matter by an applicable authority, then Buyer shall give Seller notice thereof together with an explanation of the environmental problem. Seller shall have five (5) days following such notice to notify Buyer whether Seller elects to (x) remediate, dispose of, restore, or otherwise resolve such environmental problem or lack of compliance in accordance with all applicable laws, rules, and regulations, and to Buyer's reasonable satisfaction, or (y) reduce the Purchase Price to be paid under this Agreement (b) by $50,000. Buyer and Seller agree to cooperate with each other in connection with all activities to be conducted hereunder.

ARTICLE 7
SURVIVAL AND INDEMNIFICATION

         7.01  Survival of Representations and Warranties. The representations and warranties of (i) the Seller contained in Article 4.01 and Article 5 hereof shall survive the Closing for a period of one year from the Closing Date and (ii) the representations and warranties of the Buyer contained in Article 4.02 hereof shall survive the Closing for one year from the Closing Date (the "Survival Period").

         7.02  Indemnification Provision for the Benefit of the Seller. In the event the Buyer breaches any of its representations and warranties contained in Article 4.02 hereof, then the Buyer agrees to indemnify and hold harmless the Seller, any current, former, and future director, officer, manager, member, partner, shareholder, employee and agent of Seller, and any successor, assign, heir, and executor of any of the foregoing (the "Seller Indemnified Party"), from and against the entirety of any Losses resulting from or related or attributable to the breach which the Seller, or any such Affiliate (or any such other indemnified person in such person's capacity set forth above) shall suffer, provided such claim for indemnification is brought within the Survival Period; and further provided that "Losses", as used in this sentence, shall not include, and Buyer shall not be responsible or liable for, any death, personal injury, or consequential damages in respect of such breach. Further, subject to the limitations of the immediately preceding sentence, the Buyer indemnifies, defends and holds the Seller Indemnified Parties harmless from and against any and all Losses directly or indirectly arising out of or resulting from any Hazardous Materials being present or released in, on or around any part of the surface of the Fee Tract, or in the soil, groundwater or soil vapor on or under the surface of the Fee Tract subsequent to the Closing Date that is caused by the Buyer or its agents and employees.

         7.03  Indemnification Provision for the Benefit of the Buyer. In the event the Seller breaches any of its representations and warranties contained in Article 4.01 and Article 5 hereof, then the Seller agrees to indemnify and hold harmless the Buyer, any current, former, and future director, officer, manager, member, partner, shareholder, employee and agent of Buyer, and any successor, assign, heir, and executor of any of the foregoing (the "Buyer Indemnified Party"), from and against the entirety of any Losses resulting from or related or attributable to the breach which the Buyer, or any such Affiliate (or any such other indemnified person in such person's capacity set forth above) shall suffer, provided such claim for indemnification is brought within the Survival Period; and further provided that "Losses", as used in this sentence, shall not include, and Seller shall not be responsible or liable for, any death, personal injury, or consequential damages in respect of such breach. Further, subject to the limitations of the immediately preceding sentence, the Seller indemnifies, defends and holds the Buyer Indemnified Parties harmless from and against any and all Losses directly or indirectly arising out of or resulting from any Hazardous Materials being present or released in, on or around any part of the surface of the Fee Tract, or in the soil, groundwater or soil vapor on or under the surface of the Fee Tract prior to the Closing date and thereafter, except for the presence of such Hazardous Materials that is caused by the Buyer or its agents and employees.

         7.04   Matters Involving Third Parties.

         (a)      If any third party shall notify a Seller Indemnified or Buyer Indemnified Party with respect to any matter which may give rise to a claim for indemnification against Seller or Buyer, as the case may be (the "Indemnifying Party") under this Article 7 or otherwise pursuant to this Agreement, then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving service of process in a lawsuit, administrative proceeding or arbitration proceeding with respect to the Third Party Claim) notify each Indemnifying Party thereof in writing. Each of the matters described in this Article 7.04(a) shall be referred to in this Agreement as a "Third Party Claim".

         (b)      Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon (or constitute an admission of guilt, liability, fault or responsibility for) the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party or (ii) the Indemnifying Party failed to assume the defense and employ counsel.

         (c)      Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Article 7.04(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate with such reasonable costs and expenses associated therewith to be borne for the account of the Indemnifying Party.

         (d)      In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), unless the Indemnified Party waives indemnification with respect to the Third Party Claim so settled and adjudicated.

         (e)      The indemnification obligations of Seller and Buyer, respectively under this Agreement shall include court costs and attorney's fees and expenses and costs of investigating, preparing or defending any action or proceeding with respect to any Third Party Claim.

ARTICLE 8
POST CLOSING COVENANTS

         8.01  Certain Obligations of Seller. Seller agrees that, with respect to the period following the Closing:

         (a)      Records. On or before five (5) business days after Closing, Seller shall, at Seller's cost, deliver to Buyer, at Buyer's offices in Houston, Texas, copies of all Records.

         (b)      Retained Liabilities. Seller retains and shall remain liable and responsible for, and Buyer specifically does not assume, any liabilities and obligations of Seller not related to or arising out of the ownership, use, maintenance and operation of the Assets, whether known or unknown, accrued or contingent and not otherwise specifically set forth in this Agreement.

         8.02  Certain Obligations of Buyer. Buyer agrees that within (30) days following Closing, Buyer shall record those Conveyance Documents necessary to evidence in the public record that Buyer has acquired the Assets and within a reasonable time thereafter, Buyer shall supply Seller with a true and accurate photocopy of the recorded and filed Conveyance Documents. In the event Buyer fails to record any such Conveyance Document within such time period, Seller may, but shall not be obligated to, record such Conveyance Document on Buyer's behalf and at Buyer's cost (for which Buyer will promptly reimburse Seller upon demand).

ARTICLE 9
EFFECT OF CLOSING

         The following terms, provisions and prorations shall be effective at the Closing:

         (a)      Revenues. All proceeds from accounts receivables, notes receivable, income, revenues, monies and other items attributable to the Assets with respect to any period of time prior to the Effective Date shall belong to and be retained by or paid over to Seller and all necessary reports with respect to such proceeds shall be filed by Seller. All proceeds from production, accounts receivables, notes receivables, income, revenues, monies and other items attributable to the Assets with respect to any period of time from and after the Effective Date shall belong to and be retained by or paid over to Buyer.

         (b)      Expenses. All accounts payable and accrued liabilities for costs and expenses attributable to the Assets with respect to any period of time prior to the Effective Date, including excise, severance, and similar taxes based on production or royalties, shall be the obligation of and paid by the Seller, and all necessary reports with respect to such costs and expenses shall be filed by Seller. All production royalties payable to Seller and exploration and drilling expenses as specified in the Agreement, along with any accounts payable and accrued liabilities for direct costs and expenses attributable to the Assets with respect to any period of time from and after the Effective Date shall be the obligation of and be paid by the Buyer.

         (c)      Ad Valorem And Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations (the "Taxes") shall be apportioned as of the Effective Date between Buyer and Seller. All such Taxes allocable to periods prior to the Effective Date shall be paid by Seller, and all such Taxes allocable to the Effective Date and after shall be paid by Buyer. Any refunds of Taxes allocable to periods prior to the Effective Date shall be the property of Seller. Any refunds of Taxes allocable to periods after the Effective Date shall be the property of Buyer. Buyer shall file or cause to be filed all required reports and returns incident to such Taxes which are due on or after the Effective Date, and shall pay or cause to be paid to the taxing authorities all such Taxes reflected on such reports and returns; provided, however, Seller shall promptly reimburse Buyer for any amounts owing by Seller with respect thereto pursuant to this paragraph.

         (d)      Sales Taxes, Filing Fees, Etc. Buyer shall be liable for any sales taxes or other transfer taxes, as well as any applicable conveyance, transfer and recording fees, and real estate, transfer, stamp or other taxes imposed upon the sale of the Assets. Seller agrees to use its reasonable best efforts to assist Buyer in obtaining any applicable exemptions to any applicable state sales tax. If Seller is required by applicable state law to report and pay these taxes or fees, Buyer shall promptly deliver a check to Seller in full payment, and Seller shall deliver said check to the appropriate taxing authorities and shall bear any and all penalties, costs and expenses associated with the failure of Seller to deliver said check.

         (e)      Other Taxes. All production, severance or excise taxes, conservation fees and other similar such taxes or fees (other than income taxes), if any, relating to production attributable to the Assets prior to the Effective Date shall be paid by Seller and all such taxes and fees relating to such production attributable to the Assets on and after the Effective Date shall be paid by Buyer.

         (f)      Payments; Shared Obligations. If amounts are received by either Party hereto which, under the terms of this Article 9 belong to the other Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received which under the terms of this Article 9 is partially the obligation of Seller and partially the obligation of Buyer, then the Parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee.

ARTICLE 10
CONFIDENTIALITY AGREEMENT

         Each Party, its Affiliates and its and their directors, officers, employees, agents, representatives, consultants, investors and lenders, agree to keep the terms and conditions of this Agreement and all proprietary and confidential information exchanged between Buyer and Seller in connection with this Agreement, confidential, and to not disclose the existence of this Agreement without the prior written consent of the other Party, which consent may be withheld at either Party's sole discretion, for a period not to exceed one year from the Closing Date. The foregoing restriction shall not apply to disclosures and information which (i) are required to comply with applicable statutes and regulations; (ii) are required to enforce this Agreement; (iii) are required to obtain financing related to the transactions contemplated hereby; (iv) enter the public domain through a third party who does not thereby breach an obligation of confidentiality; or (v) are made in association with press releases issued in accordance with Article 15.01 hereof.

ARTICLE 11
CONDITIONS OF CLOSING

         11.01   Seller's Conditions of Closing.  Seller’s obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

(a)  Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

(b)  Performance. Buyer shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing.

(c)  Pending Matters. No suit, action or other proceeding by a non-affiliated third party or a governmental authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

(d)  Stock Repurchase. Simultaneous with the Closing, Sandy McDougall, the principal shareholder of Buyer, shall have agreed to transfer 4,616,666 shares of Buyer’s common stock to Buyer and such shares shall be cancelled by Buyer.

(e)  Private Placement. Simultaneous with the Closing, Buyer and certain investors, who are parties to note and warrant purchase agreements of even effective date therewith will close a private placement transaction of a minimum of Two Hundred Fifty Thousand U.S. Dollars (US$250,000.00).

         11.02   Buyer’s Conditions of Closing. Buyer’s obligation to consummate the transactions provided for herein is subject to me satisfaction or waiver on or before the Closing Date of the following conditions:

         (a)     Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

         (b)     Performance. Seller shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing.

         (c)     Pending Matters. No suit, action or other proceeding by a non-affiliated third party or a governmental authority shall be pending or threatened which seeks substantial damages from Buyer in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

         (d)     Operatorship. Buyer shall be satisfied in its sole discretion that it will succeed to or will become operator of all units and wells comprising a part of the Assets that were being operated by Seller at the Effective Date.

         (e)     No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the value of the Assets and no event shall have occurred that has had, or is reasonably likely to have, a material adverse effect on the ability of Buyer to own and operate the Assets, and enjoy the benefits associated therewith, in the same fashion as Seller has prior to the date hereof.

         (f)     Satisfaction With Due Diligence. Buyer shall be satisfied in its sole discretion with the results of its due diligence investigation of the Assets, including, but not limited to: (a) the operational and environmental condition of the Assets; and (b) title to the Assets.

ARTICLE 12
CASUALTY LOSS AND CONDEMNATION

         If, prior to the Closing Date, all or any portion of the Assets are destroyed by fire or other casualty or are taken in condemnation or under right of eminent domain or proceedings for such purpose are pending or threatened in writing, Buyer may elect to purchase such Assets or portions thereof notwithstanding any such destruction, taking or pending or threatened taking (without reduction in the Purchase Price with respect thereto), in which case Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties (including insurers) by reason of the destruction or taking of such Assets, and shall assign, transfer and set over unto Buyer all of Seller's right, title and interest in and to any unpaid awards or other amounts due from third parties (including insurers) arising out of the destruction, taking or pending or threatened taking of such Assets or portions thereof. Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any destruction, taking or pending or threatened taking as to the Assets or portions thereof without first obtaining the written consent of Buyer.

ARTICLE 13
GOVERNMENTAL CONSENTS

         At the Closing, if any, Seller shall execute and deliver to Buyer such assignments of federal, state and Indian leases as require consent to assignment, on the forms required by the governmental or tribal agency having jurisdiction thereof. Buyer shall promptly file for and obtain the necessary approvals for such assignments. Until such approvals (the “Governmental Approvals”) are obtained, Seller shall continue to hold governmental title to such leases as nominee for Buyer.
ARTICLE 14
TERMINATION

         14.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated:

         (a)     At any time at or prior to Closing by mutual consent of Seller and Buyer; or

         (b)     At any time at or after November 30, 2009, by Seller or Buyer, by the delivery of written notice to the other Party, if the Closing shall not have occurred by such date;

provided, however no such Party may exercise any right of termination pursuant to this Article 14.01 if the event giving rise to such termination right shall be due to the willful failure of such Party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such Party.

         14.02 Return of Data. Buyer agrees that if this Agreement is terminated for any reason whatsoever, Buyer shall use its good faith efforts to identify and promptly return to Seller all information furnished by or on behalf of Seller to Buyer, its officers, employees, and representatives in connection with this Agreement or Buyer’s investigation of the Assets, together with all copies, extracts or excerpts of such information.

ARTICLE 15
MISCELLANEOUS

         15.01 Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing, if any, without the prior approval of the other Party, which approval shall not be unreasonably withheld; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         15.02 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

         15.03 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which approval shall not be unreasonably withheld.

         15.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         15.05 Headings. The section or Article headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         15.06 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

         15.07 Legal Fees. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorney's fees from the nonprevailing party. Each Party shall pay their respective legal costs associated with the negotiation and drafting of this Agreement.

         15.08 Exhibits. All exhibits and schedules hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

         15.09 Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by written instrument executed by the Party waiving the compliance. The failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect such Party's right to enforce the same. No waiver by either Party of any condition or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty.

         15.10 Further Assurances. After the Closing, if any, each of the Parties will execute, acknowledge, and deliver to the other such further instruments, and take such other actions, as may be reasonably requested in order to more effectively assure to said Party all of the respective properties, rights, titles, interests, estates, and privileges intended to be assigned, delivered, or inuring to the benefit of such Party in consummation of the transactions contemplated hereby.

         15.11 Resignation as Operator, etc. At the Closing, Seller shall execute and deliver to Buyer appropriate letters resigning as the operator of any of the Assets that Seller is operating and other appropriate documents concerning transfer of operations. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communitization, operating or other agreements which control the appointment of a successor operator; provided, however, that Seller agrees to use its reasonable best efforts to assist Buyer in becoming successor operator.

         15.12 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

IF TO SELLER:

Alamo Oil Limited
5 Spinnaker Close
Hedon Hull, HU12 8RE
United Kingdom

IF TO BUYER:

Green Irons Holdings Corp.
8275 South Eastern #200
Las Vegas, NV 89123

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         15.13 Disclaimer of Representations and Warranties. Except as expressly set forth in this Agreement and in Conveyance Documents delivered pursuant to Article 3.03(a), the Parties hereto make no, and disclaim any, representation or warranty whatsoever, whether express or implied. Each Party hereto disclaims all liability and responsibility for any other representation, warranty, statement, or communication (orally or in writing) to the other Party (including, but not limited to, any information contained in any opinion, information, or advice that may have been provided to any such Party by any officer, stockholder, director, partner, member, manager, employee, agent, consultant, representative, or contractor of such disclaiming Party or its Affiliates or any engineer or engineering firm, or other agent, consultant, or representative) wherever and however made. Without limiting the generality of the foregoing, Seller makes no representation or warranty as to (a) the amount, value, quality, or deliverability of petroleum, natural gas, or other reserves attributable to the Assets or any portion thereof, or (b) any geological, engineering, or other interpretations or economic evaluations. SELLER MAKES NO, AND DISCLAIMS ANY, REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, AS TO (I) MERCHANTABILITY, (II) FITNESS FOR ANY PARTICULAR PURPOSE, (III) CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND/OR (IV) CONDITION OF THE LEASES OR ASSETS THAT ARE THE SUBJECT OF THIS AGREEMENT. The Parties agree that the preceding disclaimers of warranty are "conspicuous" disclaimers for purposes of any applicable law, rule, or order.

         15.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation and in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         15.15 No Third Party Beneficiaries. Except as provided for in Article 7 hereof with respect to the rights of an Indemnified Party, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, and other persons given rights of indemnification hereunder.

         15.16 Construction. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law should be deemed also to refer to all rules and regulations promulgated thereunder, unless the contexts requires otherwise. The word "including" shall mean including, without limitation. If the date specified in this Agreement for giving any notice or taking any action is not a business day (or if the period during which any notices required to be given or any action taken expires on a date which is not a business day) then the date for giving such notice or taking such action (and the expiration date for such period during which notice is required to be given or action taken) shall be the next day which is a business day.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

GREEN IRONS HOLDINGS CORP.

By:
_/s/ Sandy McDougal____________
Sandy McDougall
Its:              President

SELLER:

ALAMO OIL LIMITED

By:
              _/s/ Michael Stott________________
Michael Stott
Its:              President

Exhibit A

SCHEDULE OF LEASES

Lessor:                          Rita Ann Lozano, Lisa Lynn Lozano, Hector Carlos Lozano, Jr.
Lessee:                          Clamp Operating, Inc.
Date:                       October 26, 2004
Recorded:                      Volume 1020, Page 538, Deed Records of Frio County, Texas

WELLBORES :

API	RRC #:	Lease Name	Well Num
42-633-32208	08603	HECTOR C. LOZAN0	1
42-633-32220	08603	HECTOR C. LOZAN0	2
42-633-32228	08603	HECTOR C. LOZAN0	3

Exhibit B
Conveyance Documents